Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

December 8, 2025

Daedalus Special Acquisition Corp.

50 Sloane Avenue

London, SW3 3DD, United Kingdom

Re:	Daedalus Special Acquisition Corp.

Ladies and Gentlemen:

We have acted as U.S. counsel to Daedalus Special Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “462(b) Registration Statement”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form S-1 (File No. 333-290165) initially filed with the Commission September 10, 2025, as amended (the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”). This opinion is furnished to you in connection with your filing of the 462(b) Registration Statement, which is registering the offering by the Company of up to (i) 2,500,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and one-fourth of one redeemable warrant (the “Warrants”), with each whole warrant entitling the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment; (ii) up to 375,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Ordinary Shares and Warrants issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon exercise of the Warrants included in the Units and Over-Allotment Units. We understand that the Units, the Over-Allotment Units and the additional Ordinary Shares and additional Warrants are to be sold as described in the Registration Statement and pursuant to an underwriting agreement to be entered into by and between the Company and BTIG, LLC, as representative of the underwriters in the Offering, in substantially the form filed as an exhibit to the Registration Statement (the “Underwriting Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Units and the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that the Warrants (including the Warrants issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the Underwriting Agreement, will constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP